Filed Pursuant to Rule 424(b)(5)
Registration No. 333-176311

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has become effective under the Securities Act of 1933, as amended. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated August 15, 2011

PROSPECTUS SUPPLEMENT

(To prospectus dated August 15, 2011)

$

FLIR Systems, Inc.

    % Notes due 2016

We are offering $             aggregate principal amount of our     % Notes due 2016 (the “notes”). We will pay interest on the notes semi-annually in arrears on             and             of each year, beginning on                     , 2012. The notes will mature on                     , 2016.

The notes may be redeemed at our option, at any time and from time to time, in whole or in part, at the redemption prices described in this prospectus supplement under the caption “Description of the Notes—Optional Redemption.” If we experience a change of control triggering event, we may be required to offer to repurchase the notes from holders. See “Description of the Notes—Offer to Repurchase Upon Change of Control Triggering Event.”

The notes will be our general unsecured senior obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated dealer quotation system. Currently, there is no public market for the notes.

Investing in the notes involves significant risk. You should carefully consider the risks described in the “Risk Factors” section of this prospectus supplement beginning on page S-13 and similar sections in our filings with the Securities and Exchange Commission that are incorporated or deemed to be incorporated by reference herein before investing in any of the notes offered hereby.

Per Note	Total
Public offering price(1)%	$
Underwriting discounts and commissions %	$
Proceeds to FLIR Systems, Inc., before expenses(1)%	$

(1)	Plus accrued interest, if any, from , 2011, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes only in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about                     , 2011.

Joint Book-Running Managers

BofA Merrill Lynch	Barclays Capital

The date of this prospectus supplement is                     , 2011.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us. This prospectus supplement describes the specific details regarding this offering. Generally, when we refer to the “prospectus,” we are referring to both documents combined. Additional information is incorporated by reference in this prospectus supplement. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document that has previously been filed and is incorporated into the accompanying prospectus or this prospectus supplement by reference, on the other hand, the information in this prospectus supplement shall control.

We urge you to read carefully this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and the additional information described under “Where You Can Find More Information” in this prospectus supplement before deciding whether to invest in the notes offered by this prospectus supplement.

The distribution of this prospectus supplement, the accompanying prospectus and any related free writing prospectus and the offering of the notes in certain jurisdictions may be restricted by law. No action has been or will be taken by us or by any underwriter, agent or dealer involved in the distribution of the notes that would permit a public offering of the notes or the possession or distribution of this prospectus supplement, the accompanying prospectus or any related free writing prospectus in any jurisdiction where action for that purpose is required, other than the United States. Neither this prospectus supplement nor the accompanying prospectus or any related free writing prospectus constitutes, and none of the foregoing may be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus. We have not authorized any person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and any related free writing prospectus, and the documents incorporated and deemed to be incorporated by reference herein and therein, are accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless we otherwise specify or the context indicates otherwise, references in this prospectus supplement, the accompanying prospectus or any related free writing prospectus to “FLIR,” the “Company,” “we,” “us,” “our” or similar terms refer to FLIR Systems, Inc. and all of its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”) on a regular basis. You may read and copy any document we file at the SEC’s public reference room, 100 F Street N.E., Room 1580, Washington, D.C. 20549. Further information on the operation of the SEC’s public reference room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is http://www.sec.gov. Our SEC filings are also available from our website at http://www.flir.com. Information on our website is not part of this prospectus supplement, the accompanying prospectus or any related free writing prospectus.

This prospectus supplement constitutes part of a registration statement filed under the Securities Act of 1933, as amended. As permitted by the SEC’s rules, this prospectus supplement omits information and exhibits included in the registration statement. For further information about us and the notes, you should read the registration statement and the exhibits thereto. You may read and copy those documents as described above. Statements contained in this prospectus supplement as to the contents of any contract or other document are not complete and in each instance we refer you to the copy of the contract or document filed or incorporated by reference as an exhibit to the registration statement of which this prospectus supplement is a part or to a document incorporated or deemed to be incorporated by reference in this prospectus supplement, and each such statement is qualified in all respects by such reference.

Documents Incorporated by Reference

We have “incorporated by reference” in this prospectus supplement and the accompanying prospectus certain documents that we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. This information incorporated by reference is a part of this prospectus supplement and the accompanying prospectus, unless we provide you with different information in this prospectus supplement and the accompanying prospectus or the information is modified or superseded by a subsequently filed document. Any information referred to in this way is considered part of this prospectus supplement and the accompanying prospectus from the date we file that document.

Any reports filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the completion of the offering of the notes (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules) will be deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus and will automatically update, where applicable, and, to the extent inconsistent, supersede any information contained in this prospectus supplement, the accompanying prospectus or any related free writing prospectus or incorporated or deemed to be incorporated by reference herein or therein.

This prospectus supplement and the accompanying prospectus incorporate the documents listed below that we have previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules). These documents contain important information about us, our business and our financial condition.

FLIR SEC Filings	Period or Date Filed
Annual Report on Form 10-K	For the year ended December 31, 2010

Quarterly Reports on Form 10-Q	For the quarters ended March 31, 2011 and June 30, 2011

Current Reports on Form 8-K	Filed February 14, 2011, May 5, 2011, May 20, 2011 and August 12, 2011

You can obtain any of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus from us or from the SEC through the SEC’s website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless we specifically incorporated by reference the exhibit in this prospectus supplement and the accompanying prospectus. You can obtain these documents from us by requesting them in writing, by telephone or via the Internet at the following address, number or website:

FLIR Systems, Inc.

Attn: Investor Relations

27700 SW Parkway Avenue

Wilsonville, Oregon 97070

Telephone: (503) 498-3547

http://www.flir.com

The information contained on or that can be accessed through our website is not a part of this prospectus supplement, the accompanying prospectus or any related free writing prospectus, or any document incorporated or deemed to be incorporated by reference herein or therein.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, any related free writing prospectus and portions of the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on management’s current expectations, estimates, projections and assumptions about our business. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “sees,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors. In addition, such statements could be affected by general industry and market conditions. You should pay particular attention to the risk factors and cautionary statements referenced in the sections entitled “Risk Factors” in this prospectus supplement, the accompanying prospectus or any related free writing prospectus and in our most recent Annual Report on Form 10-K and in our subsequent Quarterly Reports on Form 10-Q incorporated by reference in this prospectus supplement. Other risks, uncertainties and factors that might cause or contribute to such differences include, but are not limited to, those discussed elsewhere in our most recent Annual Report on Form 10-K, our subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K incorporated and deemed to be incorporated by reference in this prospectus supplement.

Given these risks, uncertainties and other factors, many of which are beyond our control, you should not place undue reliance on these forward-looking statements. Such forward-looking statements speak only as of the date of this prospectus supplement, the accompanying prospectus or any related free writing prospectus, as applicable, or, in the case of any document incorporated by reference, the date of that document, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made. If we update or correct one or more forward-looking statements, investors and others should not conclude that we will make additional updates or corrections with respect to other forward-looking statements.

SUMMARY

This summary is not complete and does not contain all of the information that you should consider before buying the notes in this offering. You should read carefully the entire prospectus supplement and the accompanying prospectus, including in particular the section entitled “Risk Factors” beginning on page S-13 of this prospectus supplement and the more detailed information and financial statements and related notes appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making any investment decision.

Company Overview

FLIR is a world leader in sensor systems that enhance perception and awareness. We were founded in 1978 to empower people with the ability to see at night using infrared technology and have since become a premier designer, manufacturer, and marketer of thermal imaging systems. Our advanced sensors and integrated sensor systems enable the gathering and analysis of critical information through a wide variety of applications in commercial, industrial, and government markets worldwide.

Our goal is to both enable our customers to benefit from the valuable information produced by advanced sensing technologies and to deliver sustained superior financial performance for our shareholders. We create value for our customers by providing advanced surveillance and tactical defense capabilities, improving personal and public safety and security, facilitating air, ground, and maritime navigation, enhancing enjoyment of the outdoors, providing infrastructure inefficiency information, conveying pre-emptive structural deficiency data, displaying process irregularities, and enabling commercial business opportunities through our continual support and development of new thermal imaging data and analytics applications. Our business model meets the needs of a multitude of customers—we sell off-the-shelf products to a wide variety of markets in an efficient, timely, and affordable manner as well as offer a variety of system configurations to suit specific customer requirements. Centered on the design of products for low cost manufacturing and high volume distribution, our commercial operating model has been developed over time and provides us with a unique ability to adapt to market changes and meet our customers’ needs.

Our business is organized into two divisions: Commercial Systems and Government Systems.

Commercial Systems Division

The Commercial Systems division is focused on the design, manufacture, and marketing of instrument, sensor, and electronics solutions that facilitate improved situational awareness and environmental analytics for commercial customers. The division is comprised of two operating segments: Thermal Vision and Measurement and Raymarine. The Thermal Vision and Measurement segment provides advanced thermal imaging solutions for emerging commercial and industrial markets that enable people to see at night or through adverse weather conditions and to capture, measure, and analyze temperature data. The Raymarine segment provides electronics for the maritime market and is a leading global provider of fully integrated “stem to stern” networked electronic systems for boats of all sizes.

Government Systems Division

The Government Systems division designs, manufactures, and markets advanced imaging and detection systems for government markets where high performance is required. The division is comprised of three operating segments: Surveillance, Detection, and Integrated Systems. The Surveillance segment provides enhanced imaging and recognition solutions to a wide variety of military, law enforcement, public safety, and other government customers around the world for the protection of borders, troops, and public welfare. The Detection segment produces sensor instruments that detect and identify chemical, biological, radiological, nuclear, and explosives threats for military force protection, homeland security, and commercial applications. The Integrated Systems segment develops platform solutions for combating sophisticated security threats and incorporates multiple sensor systems in order to deliver actionable intelligence for wide area surveillance, intrusion detection, and facility security.

FLIR Systems, Inc. is an Oregon corporation and was incorporated in 1978. Our headquarters is located at 27700 SW Parkway Avenue, Wilsonville, Oregon 97070-8238, and the telephone number at this location is (503) 498-3547. Information about us is available on our website at www.flir.com. The information contained in, or that can be accessed through, our website is not part of this prospectus supplement, the accompanying prospectus, the documents incorporated or deemed to be incorporated by reference herein, or any free writing prospectus.

The Offering

The brief summary below describes the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes.

Issuer	FLIR Systems, Inc.

Notes Offered	$ aggregate principal amount of % notes due , 2016 (the “notes”).

Maturity	The notes will mature on , 2016.

Interest Rate and Payment Dates	The notes will bear interest at a rate of % per year, payable semi-annually in arrears on and of each year, commencing on , 2012.

Ranking	The notes will be our senior unsecured indebtedness. The payment of the principal of, premium, if any, and interest on the notes will:

•	rank equally in right of payment with all of our other indebtedness that is not, by its terms, expressly subordinated to our other indebtedness;

•	rank senior in right of payment to all of our indebtedness that is, by its terms, expressly subordinated to our senior indebtedness; and

•	be effectively subordinated to our secured indebtedness to the extent of the value of the collateral securing such indebtedness and to the indebtedness and other obligations of our subsidiaries.

As of June 30, 2011, we and our subsidiaries had no indebtedness outstanding.

Optional Redemption	We may redeem the notes at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed and

•

the sum of the present values of the remaining scheduled payments of principal and interest in respect of the notes to be redeemed (not including any interest accrued as of the date of redemption) from the date of redemption through the stated maturity of the notes being redeemed, in each case discounted to the date of redemption on a semi-annual basis (assuming a 360 day year consisting of twelve 30 day months) at the Treasury Rate (as defined in this prospectus supplement) plus basis points,

plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

Change of Control Triggering Event	If we experience a “Change of Control Triggering Event” (as defined in this prospectus supplement), unless we have exercised our right to redeem the notes, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of the aggregate principal amount of the notes repurchased together with accrued and unpaid interest, if any, as described more fully under “Description of the Notes—Offer to Repurchase Upon Change of Control Triggering Event.”

Covenants	The indenture governing the notes will contain covenants that, among other things, limit our ability to:

•	create or incur certain liens;

•	enter into certain sale and leaseback transactions; or

•	enter into certain mergers, consolidations and transfers of substantially all of our assets.

These covenants are subject to a number of important limitations and exceptions. See “Description of the Notes.”

Use of Proceeds	We expect the net proceeds from this offering of notes to be approximately $ million after deducting underwriting discounts and commissions and our estimated expenses relating to the offering. We intend to use the net proceeds from this offering for general corporate purposes, which may include working capital, investments in or extensions of credit to our subsidiaries, capital expenditures, acquisitions and stock repurchases.

Form and Denomination	We will issue the notes in the form of one or more fully registered global notes registered in the name of The Depository Trust Company or its nominee. The notes will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Governing Law	New York

Trustee	U.S. Bank National Association

Risk Factors

Investing in the notes involves significant risk. Before making a decision to invest in the notes, you should consider carefully all of the information set forth in this prospectus supplement and the accompanying prospectus and, in particular, you should evaluate the risk factors set forth under the heading “Risk Factors” beginning on page S-13 of this prospectus supplement and those set forth in our most recent

Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus supplement and the accompanying prospectus and may be obtained as described under “Where You Can Find More Information.”

Summary Consolidated Financial Data

The following tables set forth certain of our summary consolidated financial data for the periods and at the dates indicated. We derived our summary consolidated financial data as of and for the years ended December 31, 2010, 2009 and 2008 from our audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference herein. We derived our summary consolidated financial data as of and for the six months ended June 30, 2011 and 2010 from our unaudited consolidated financial statements included in our quarterly report on Form 10-Q for the quarter ended June 30, 2011, which is incorporated by reference herein. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of our consolidated financial position and results of operations for the interim periods. The results of operations for any interim period are not necessarily indicative of the operating results to be expected for any subsequent interim period or for a full year.

	Six Months Ended June 30,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(unaudited)
	(in thousands, except per share amounts)
Statement of Income Data:
Revenue	$763,416	$618,431	$1,385,301	$1,147,087	$1,076,974
Cost of goods sold	363,236	269,754	622,690	488,558	470,832

Gross profit	400,180	348,677	762,611	658,529	606,142
Operating expenses:
Research and development	76,461	53,112	116,381	91,301	89,964
Selling, general and administrative	205,390	121,407	285,658	219,941	231,687

Total operating expenses	281,851	174,519	402,039	311,242	321,651

Earnings from operations	118,329	174,158	360,572	347,287	284,491
Interest expense	785	2,124	2,884	6,882	14,336
Interest income	(348)	(446)	(1,258)	(1,749)	(7,397)
Other (income) expense, net	(1,270)	(1,787)	(3,993)	1,761	(12,766)

Earnings from continuing operations before income taxes	119,162	174,267	362,939	340,393	290,318
Income tax provision	37,536	58,918	114,326	110,180	89,418

Earnings from continuing operations	81,626	115,349	248,613	230,213	200,900
Loss from discontinued operations, net of tax	(1,002)	—	(487)	—	—

Net earnings	$80,624	$115,349	$248,126	$230,213	$200,900

Basic earnings per share:
Continuing operations	$0.51	$0.75	$1.59	$1.54	$1.45
Discontinued operations	(0.01)	—	(0.00)	—	—

Basic earnings per share	$0.51	$0.75	$1.59	$1.54	$1.45

Diluted earnings per share:
Continuing operations	$0.50	$0.72	$1.54	$1.45	$1.28
Discontinued operations	(0.01)	—	(0.00)	—	—

Diluted earnings per share	$0.50	$0.72	$1.54	$1.45	$1.28

	As of June 30, 2011	As of December 31, 2010
	(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$235,622	$193,137
Total assets	1,930,615	1,857,352
Total shareholders’ equity	1,618,130	1,522,548

RISK FACTORS

Investing in the notes involves significant risk. Before making a decision to invest in the notes, you should consider carefully the risk factors described below, and those set forth in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus supplement and the accompanying prospectus and may be obtained as described under “Where You Can Find More Information,” as well as the other information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus. Each of these risks could have a material adverse effect on our business, results of operations and financial condition and the occurrence of any of these risks might cause you to lose all or part of your investment in the notes. These risks are not the only ones we face. Unforeseen risks could arise and problems or issues that we now view as minor could become more significant. If we are unable to adequately respond to these risks and uncertainties, our business, financial condition and results of operations would be materially adversely affected.

The notes are effectively subordinated to the existing and future liabilities of our subsidiaries.

We have significant operations conducted through our subsidiaries. Accordingly, our cash flow and the consequent ability to service our debt, including the notes, are substantially dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, whether by dividends, loans or otherwise. However, our subsidiaries are separate and distinct legal entities from us, and have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. As a result, the notes will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will also be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Our subsidiaries are not prohibited from incurring debt or other liabilities, including senior indebtedness, or from issuing equity interests that have priority over our interests in the subsidiaries. If our subsidiaries were to incur additional debt or liabilities or to issue equity interests that have priority over our interests in the subsidiaries, our ability to pay our obligations on the notes could be adversely affected. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon the subsidiaries’ earnings and business considerations.

As of June 30, 2011, our subsidiaries had no indebtedness outstanding.

Our existing and future indebtedness may limit cash flow available to invest in the ongoing needs of our business, which could prevent us from fulfilling our obligations under the notes.

The indenture under which the notes will be issued will not limit the amount of indebtedness that we may incur. We also have the ability under our Credit Agreement, dated February 8, 2011, with Bank of America, N.A., U.S. Bank National Association, JPMorgan Chase Bank N.A. and other lenders to incur substantial additional indebtedness. As of June 30, 2011, we had no indebtedness outstanding and had $185.5 million of available borrowing capacity under our existing Credit Agreement. Our level of indebtedness could have important consequences to you. For example, it could:

•

require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions or other general corporate purposes;

•	increase our vulnerability to adverse economic or industry conditions;

•	limit our ability to obtain additional financing in the future to enable us to react to changes in our business; or

•	place us at a competitive disadvantage compared to businesses in our industry that have less indebtedness.

Additionally, any failure to meet required payments on our indebtedness, or failure to comply with any covenants in the instruments governing our indebtedness, could result in an event of default under the terms of those instruments. In the event of such default, the holders of such indebtedness could elect to declare all the amounts outstanding under such instruments to be due and payable. Any default under the agreements governing our indebtedness and the remedies sought by the holders of such indebtedness could render us unable to pay principal and interest on the notes and substantially decrease their value.

Your right to receive payments on the notes is effectively subordinated to the rights of secured creditors.

The notes will be effectively subordinated in right of payment to our secured indebtedness to the extent of the value of the collateral securing that indebtedness. The indenture under which the notes will be issued permits us to incur secured debt under specified circumstances. Any assets securing any of our secured indebtedness will be subject to prior claims by our secured creditors. In the event of our bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding-up, any assets that secure any of our debt will be available to pay our obligations under the notes only after all debt secured by those assets, as well as any other obligations ranking senior in right of payment to the notes, have been repaid in full, and holders of the notes would then only be entitled to participate in our remaining assets, if any, ratably with all of our remaining unsecured senior creditors. If there are not sufficient assets remaining to pay all of these creditors, then all or a portion of the notes then outstanding and interest thereon would remain unpaid. As of June 30, 2011, we had no outstanding secured indebtedness.

The terms of the indenture and the notes provide only limited protection against significant corporate events and other actions we may take that could adversely impact your investment in the notes.

While the indenture and the notes contain terms intended to provide protection to the holders of the notes upon the occurrence of certain events involving significant corporate transactions, such terms are limited and may not be sufficient to protect your investment in the notes. In addition, the definition of the term “Change of Control Triggering Event” does not cover a variety of transactions

(such as acquisitions by us or recapitalizations) that could negatively affect the value of the notes. If we were to enter into a significant corporate transaction that would negatively affect the value of the notes but would not constitute a Change of Control Triggering Event, we would not be required to offer to repurchase your notes prior to their maturity.

Furthermore, the indenture for the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•

restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore rank effectively senior to the notes;

•	limit the ability of our subsidiaries to service indebtedness;

•	restrict our ability to repurchase or prepay any other of our securities or other indebtedness; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

We may be unable to repurchase the notes upon a Change of Control Triggering Event.

If we experience a “Change of Control Triggering Event,” unless we have exercised our right to redeem the notes, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of the aggregate principal amount of the notes repurchased together with accrued and unpaid interest, if any. See “Description of the Notes—Offer to Repurchase Upon Change of Control Triggering Event.”

However, we may not have sufficient funds to make the required repurchase of the notes. If we fail to make or complete a repurchase of the notes in that circumstance, we will be in default under the indenture governing the notes which could have material adverse consequences for us and holders of the notes. If we are required to repurchase a significant portion of the notes, we may require third-party financing. We cannot be sure that we would be able to obtain third-party financing on favorable terms, or at all.

One of the circumstances under which a “Change of Control” may occur is upon the sale or disposition of all or substantially all of our properties or assets. The phrase “all or substantially all” will likely be interpreted under applicable state law and will be dependent upon particular facts or circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or disposition of “all or substantially all” of our properties or assets has occurred, in which case, the ability of a holder of the notes to obtain the benefit of the offer for repurchase of all or a portion of the notes held by such holder may be impacted.

Changes in our credit ratings may adversely affect the value of the notes.

Our outstanding indebtedness, including the notes, from time to time may receive credit ratings from certain credit rating agencies. Such ratings are limited in scope and do not address all risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating was issued. An explanation of the significance of such ratings may be obtained from such rating agencies. Credit ratings are not a recommendation to buy, sell or hold the notes. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies or placed on a so-called “watch list” for a possible downgrade or assigned a negative ratings outlook if, in any rating agency’s judgment, circumstances so warrant. In addition, because we may choose to take actions that adversely affect our credit ratings, such as incurring additional debt or repurchasing shares of our common stock, there can be no guarantee that our credit ratings will not decline during the term of the notes. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade or have been assigned a negative outlook, could adversely affect the market value of the notes and increase our borrowing costs.

There is no established trading market for the notes and one may not develop.

There is currently no established trading market for the notes and we do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. Although the underwriters have advised us that they presently intend to make a market in the notes after completion of the offering, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. Accordingly, we cannot assure the liquidity of the trading market for the notes or that an active market will develop. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. Even if an active market does develop, the market may cease at any time. As a result, you may not be able to resell your notes for an extended period of time, if at all. In addition, if the notes are traded, they may trade at a discount from their initial offering price, depending on the market for similar securities, our results of operations and financial condition, general economic conditions and other factors.

We expect that the trading price of the notes will be significantly affected by changes in the interest rate environment, which could change substantially at any time.

We expect that the trading price of the notes will depend on a variety of factors, including, without limitation, the interest rate environment, which may be volatile, and is not within our control. If interest rates, or expected future interest rates, rise during the term of the notes, the market value of the notes may decline. Because interest rates and interest rate expectations are influenced by a wide variety of factors, many of which are beyond our control, we cannot assure you that changes in interest rates or interest rate expectations will not adversely affect the trading price of the notes.

USE OF PROCEEDS

We expect the net proceeds from this offering of notes to be approximately $             million after deducting the underwriting discounts and commissions and our estimated expenses relating to the offering. We intend to use the net proceeds from this offering for general corporate purposes, which may include working capital, investments in or extensions of credit to our subsidiaries, capital expenditures, acquisitions and stock repurchases.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2011 on an actual basis and on an as adjusted basis to give effect to the sale of the notes offered hereby and the application of the net proceeds as described under “Use of Proceeds.” You should read this table in conjunction with our historical consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of June 30, 2011
	Actual	As Adjusted
	($ in thousands)

Cash and cash equivalents	$235,622	$

Long-term debt:
Revolving credit facility	$—		$—
Notes offered hereby	—

Total long-term debt	—

Total shareholders’ equity	1,618,130

Total capitalization	$1,618,130	$

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. For purposes of determining the ratio of earnings to fixed charges, “earnings” consist of earnings from continuing operations before income taxes plus fixed charges. “Fixed charges” consist of interest expense and our estimate of an appropriate portion of rentals representative of the interest factor. The estimate of interest within rental expense is estimated to be twenty percent of rental expense.

	Six Months Ended June 30, 2011	Year Ended December 31,
		2010	2009	2008	2007	2006
Ratio of earnings to fixed charges	82.0x	66.3x	39.2x	18.6x	11.9x	9.4x

DESCRIPTION OF THE NOTES

You can find the definitions of certain terms used in this description under “—Certain Definitions.” Defined terms used in this description but not defined below under “—Certain Definitions” or elsewhere in this description have the meanings assigned to them in the indenture. In this description, the “Company,” “us,” “we” and “our” refer only to FLIR Systems, Inc.

We will issue our     % notes due 2016 (the “notes”) under a supplemental indenture, to be dated as of August     , 2011, to the indenture, to be dated as of August     , 2011, between FLIR Systems, Inc. and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented from time to time.

The following description is a summary of the material provisions of the indenture, as supplemented by the supplemental indenture referred to above, which we refer to as the “indenture.” It does not restate that agreement in its entirety. We urge you to read the indenture because it contains additional information that may be of importance to you. A form of the indenture has been filed as an exhibit to the registration statement of which this prospectus supplement is a part and can be obtained as indicated under “Where You Can Find More Information.” The indenture contains provisions that define your rights under the notes. In addition, the indenture governs the obligations of the Company under the notes. The terms of the notes include those stated in the indenture and, upon effectiveness of a registration statement with respect to the notes, those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The notes will be issued in one series in an initial aggregate principal amount of $            .

The notes will be senior unsecured obligations of FLIR Systems, Inc. only and will rank equally with all of the other unsecured and unsubordinated indebtedness from time to time outstanding of FLIR Systems, Inc.

We will issue the notes only in fully registered form without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Trustee will initially act as paying agent and registrar for the notes. The notes may be presented for registration of transfer and exchange at the offices of the registrar, which initially will be the Trustee’s corporate trust office. We may change any paying agent and registrar without notice to holders of the notes and we may act as paying agent or registrar. We will pay principal (and premium, if any) on the notes at the Trustee’s corporate trust office in Portland, Oregon. At our option, interest may be paid at the Trustee’s corporate trust office or by check mailed to the registered address of the holders.

The indenture does not limit the aggregate principal amount of debt securities that may be issued under it and provides that debt securities may be issued under it from time to time in one or more series. Except as described below under “—Certain Covenants,” the indenture does not include covenants restricting our ability to enter into a highly leveraged transaction, including a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the notes, if such transaction is a permissible consolidation, merger or similar transaction. In addition, except as described below under “—Offer to Repurchase Upon Change of Control Triggering Event,” the indenture does not afford the holders of the notes the right to require us to repurchase or redeem the notes in the event of a highly leveraged transaction. See “—Consolidation, Merger and Sale of Assets.”

We have significant operations conducted through our subsidiaries. Accordingly, our cash flow and the consequent ability to service our debt, including the notes, are substantially dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Any right we have to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

Principal, Maturity and Interest

The notes will mature on                     , 2016. Interest on the notes will accrue at a rate of     % per year and will be payable semiannually in arrears on             and             , commencing on                     , 2012. We will pay interest to those Persons who were holders of record on the             and             , as the case may be, immediately preceding each interest payment date.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

When we use the term “business day,” we mean any day other than a Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized or required by law to close.

If an interest payment date for the notes falls on a date that is not a business day, then interest will be paid on the next day that is a business day, and no interest on such payment will accrue for the period from and after such interest payment date. If a redemption date or the maturity date for any note falls on a date that is not a business day, the related payments of principal, premium, if any, and interest may be made on the next succeeding business day, and no additional interest will accumulate on the amount payable for the period from and after the redemption date or maturity date.

Further Issuances

We may, from time to time, without notice to or consent of the holders of notes, create additional notes under the indenture. These additional notes would have substantially the same terms as the notes offered hereby in all respects (or in all respects except in some cases for the payment of interest accruing prior to the issue date of the additional notes or except for the first payment of interest following the issue date of the additional notes) so that the additional notes may be consolidated and form a single series with the notes offered hereby.

Ranking

The notes will be senior unsecured obligations of the Company. The payment of the principal of, premium, if any, and interest on the notes will:

•	rank equally in right of payment with all other indebtedness of the Company that is not, by its terms, expressly subordinated to other indebtedness of the Company;

•	rank senior in right of payment to all indebtedness of the Company that is, by its terms, expressly subordinated to the senior indebtedness of the Company; and

•

be effectively subordinated to the secured indebtedness of the Company to the extent of the value of the collateral securing such indebtedness and to the indebtedness and other obligations of the Company’s subsidiaries.

As of June 30, 2011, we and our subsidiaries had no outstanding indebtedness.

Optional Redemption

We may, at our option, redeem the notes in whole at any time or in part from time to time at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed and

•

as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest in respect of the notes to be redeemed (not including any interest accrued as of the date of redemption) from the date of redemption (the “Redemption Date”) through the stated maturity of the notes to be redeemed, in each case discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus             basis points,

plus accrued and unpaid interest on the notes to be redeemed to the Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for that Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (1) each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer we select.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the applicable Comparable Treasury Issue; provided that, if no maturity is within three months before or after the remaining term of the notes to be redeemed, yields for the two published maturities most closely corresponding to the applicable Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated using a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.

Any notice to holders of notes of a redemption hereunder needs to include the appropriate calculation of the redemption price, but does not need to include the redemption price itself. The actual redemption price, calculated as described above, must be set forth in an Officers’ Certificate of ours delivered to the Trustee no later than two business days prior to the Redemption Date.

Mandatory Redemption

We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Selection and Notice of Redemption

If we redeem less than all the notes at any time and the notes are Global Notes held by DTC, DTC will select the notes to be redeemed in accordance with its Operational Arrangements. If the notes are not Global Notes held by DTC, the Trustee will select notes on a pro rata basis, or on as nearly a pro rata basis as is practicable.

We will redeem notes of $2,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the Redemption Date to each holder of notes to be redeemed at its registered address. We may provide in the notice that payment of the redemption price and performance of our obligations with respect to the redemption may be performed by another Person. Any notice may, at our discretion, be subject to the satisfaction of one or more conditions precedent.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. We will issue a new note in a principal amount equal to the unredeemed portion of the original note in the name of the holder upon cancellation of the original note.

Notes called for redemption become due on the date fixed for redemption, subject to the satisfaction of any conditions precedent provided in the notice of redemption. On and after such date, unless we default in payment of the redemption price on such date, interest ceases to accrue on the notes or portions thereof called for such redemption.

Offer to Repurchase Upon Change of Control Triggering Event

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the notes as described above, each holder of notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of purchase (the “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will mail a notice to holders of notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the Trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a Change of Control Offer with respect to the notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all the notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture, other than a default in the payment of the Change of Control Payment on the Change of Control Payment Date.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of us and our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of us and our subsidiaries taken as a whole to another Person or group may be uncertain.

Under clause (4) of the definition of Change of Control, a Change of Control will occur when a majority of our Board of Directors are not Continuing Directors. In a decision in 2009 in connection with a proxy contest, the Court of Chancery of Delaware held that the occurrence of a change of control under a similar provision may nevertheless be avoided if the existing directors were to approve the slate of new director nominees (who would constitute a majority of the new board of directors) as “continuing directors” solely for purposes of avoiding the triggering of such change of control clause, provided the incumbent directors give their approval in the good faith exercise of their fiduciary duties. It is unclear whether our Board of Directors, pursuant to Oregon law, is similarly capable of approving a slate of dissident director nominees while recommending and endorsing its own slate. If such an action is possible under Oregon law, our Board of Directors could approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a Change of Control that, together with the occurrence of a lowering of the credit rating of the notes, could trigger your right to require us to repurchase your notes as described above.

If a Change of Control Offer is made, there can be no assurance that we will have available funds sufficient to make the Change of Control Payment for all of the notes that may be tendered for repurchase.

We must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of any such conflict.

For purposes of the foregoing discussion of the Change of Control Offer provisions of the notes, the following definitions are applicable:

“Change of Control” means the occurrence of any of the following after the date of issuance of the notes:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of us and our subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to us or one of our subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of our Voting Stock representing a majority of the voting power of our then outstanding Voting Stock;

(3) we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where our Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing a majority of the voting power of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(4) the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or

(5) the adoption by our stockholders of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction (or series of related transactions) will not be deemed to involve a change of control under clause (2) above if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means, with respect to the notes:

(i) the rating of such notes is lowered by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by us of any Change of Control (or pending Change of Control), and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change), and

(ii) such notes are rated below Investment Grade by each of the Rating Agencies on any day during the Trigger Period;

provided that a Change of Control Trigger Event will not be deemed to have occurred in respect of a particular Change of Control if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Trustee at our or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control.

Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who:

(1) was a member of our Board of Directors on the date of the issuance of the notes; or

(2) was nominated for election or elected or appointed to our Board of Directors with the approval of a majority of the Continuing Directors who were members of our Board of Directors at the time of such nomination, election or appointment (or such lesser number comprising a majority of a nominating committee if authority for such nomination, election or appointment has been delegated to a nominating committee whose authority and composition have been approved by at least a majority of the directors who were Continuing Directors at the time such committee was formed) either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination or otherwise.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement rating agency and in the manner for selecting a replacement rating agency, in each case as set forth in the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s and S&P; provided, that if either Moody’s or S&P ceases to provide rating services to issuers or investors, we may appoint another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act as a replacement for such Rating Agency; provided that we give notice of such appointment to the Trustee.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Certain Covenants

Restrictions on Secured Debt

The indenture provides that neither FLIR Systems, Inc. nor any Restricted Subsidiary will create, incur, issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, security interest, pledge or lien (which we refer to herein, collectively, as a “mortgage”) on or upon any Principal Property or any capital stock or indebtedness of any Restricted Subsidiary, whether owned at the date of the indenture or acquired after the date of the indenture, without ensuring that the notes (together with, if we decide, any other indebtedness created, issued, assumed or guaranteed by FLIR Systems, Inc. or any Restricted Subsidiary then existing or thereafter created) will be secured by such mortgage equally and ratably with (or, at our option, prior to) such indebtedness, so long as such indebtedness shall be so secured. This restriction will not apply to indebtedness secured by any of the following:

•

mortgages on any property acquired, constructed or improved by, or on any capital stock or indebtedness acquired by, us or any Restricted Subsidiary after the date of the indenture to (i) secure the payment of all or any part of the purchase price of such property, capital stock or indebtedness upon the acquisition thereof or (ii) secure indebtedness incurred, assumed or guaranteed for the purpose of financing or refinancing all or any part of the purchase price of such property, capital stock or indebtedness or of the cost of any construction or improvements on such properties, in each case, to the extent that the indebtedness is incurred, assumed or guaranteed prior to or within 180 days after the later of the applicable acquisition, construction or improvement of such property, as the case may be, provided, that in the case of any such acquisition, construction or improvement the mortgage shall not apply to any property, capital stock or indebtedness theretofore owned by us or any Restricted Subsidiary, other than, in the case of any such construction or improvement, any theretofore unimproved or substantially unimproved real property on which the property so constructed or the improvement is located;

•	mortgages on any property, capital stock or indebtedness existing at the time we or any Restricted Subsidiary acquire any of the same;

•

mortgages on property of a Person existing at the time we or any Restricted Subsidiary merge or consolidate with such Person or at the time we or any Restricted Subsidiary acquire all or substantially all of the properties of such Person;

•	mortgages on any property of, or capital stock or indebtedness of, a Person existing at the time such Person becomes a Restricted Subsidiary;

•	mortgages to secure indebtedness of any Restricted Subsidiary to us or another Restricted Subsidiary;

•

mortgages in favor of certain governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure indebtedness incurred or guaranteed to finance or refinance all or any part of the purchase price of the property, capital stock or indebtedness subject to such mortgages, or the cost of constructing or improving the property subject to such mortgage; and

•

extensions, renewals or replacements of any mortgage existing on the date of the indenture or any mortgage referred to above; however, the principal amount of indebtedness secured thereby may not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement, and such extension, renewal or replacement will be limited to all or a part of the property (plus improvements and construction on such property), capital stock or indebtedness which was subject to the mortgage so extended, renewed or replaced.

Notwithstanding the restriction outlined above, we or any Restricted Subsidiary may, without having to equally and ratably secure the notes, issue, assume or guarantee indebtedness secured by a mortgage not excepted from the restriction if the total amount of the following does not at the time exceed 15% of Consolidated Net Tangible Assets:

•	such indebtedness; plus

•	all other indebtedness that we and our Restricted Subsidiaries have incurred or have guaranteed existing at such time and secured by mortgages not so excepted; plus

•	the Attributable Debt existing in respect of Sale and Lease-Back Transactions existing at such time.

Attributable Debt with respect to the following types of Sale and Lease-Back Transactions will not be included for the purposes of calculating Attributable Debt in the preceding sentence:

•

Sale and Lease-Back Transactions in respect of which an amount (equaling at least the greater of the net proceeds of the sale of property or the fair market value of the property) is used within 180 days after the effective date of the arrangement to make non-mandatory prepayments on unsubordinated long-term indebtedness, retire unsubordinated long-term indebtedness or acquire, construct or improve a manufacturing plant or facility which is, or upon completion will be, a Principal Property; and

•	Sale and Lease-Back Transactions in which the property involved would have been permitted to be mortgaged under the first or sixth bullet point of the first paragraph under this heading.

Restrictions on Sale and Lease-Back Transactions

The indenture provides that neither we nor any Restricted Subsidiary will enter into any Sale and Lease-Back Transaction with respect to any Principal Property unless:

•

we or such Restricted Subsidiary are entitled under the provisions described in the first or sixth bullet point in the first paragraph under “—Restrictions on Secured Debt” to create, issue, assume or guarantee indebtedness secured by a mortgage on the property to be leased without having to equally and ratably secure the notes;

•

we or such Restricted Subsidiary are entitled under the provisions described in the last paragraph under “—Restrictions on Secured Debt” to create, issue, assume or guarantee indebtedness secured by a mortgage on such property in an amount at least equal to the Attributable Debt in respect of the Sale and Lease-Back Transaction without having to equally and ratably secure the notes; or

•

we apply an amount (equaling at least the greater of the net proceeds of the sale of property or the fair market value of the property) within 180 days after the effective date of the arrangement to make non-mandatory prepayments on unsubordinated long-term indebtedness, retire unsubordinated long-term indebtedness or acquire, construct or improve a manufacturing plant or facility which is, or upon completion will be, a Principal Property.

Future Guarantors

The indenture provides that we will not permit any of our Domestic Subsidiaries, directly or indirectly, to guarantee any other indebtedness of the Company unless such Domestic Subsidiary simultaneously executes and delivers to the Trustee a supplemental indenture providing for the guarantee of the payment of the notes by such Domestic Subsidiary, which guarantee will be pari passu with, or if such other indebtedness is subordinated to the notes senior to, such Domestic Subsidiary’s guarantee of such other indebtedness.

Consolidation, Merger and Sale of Assets

The indenture provides that we may consolidate or merge with or into any other corporation, or lease, sell or transfer all or substantially all of our property and assets to any corporation, if:

•

the corporation formed by such consolidation or into which we are merged, or the corporation which acquires by lease, sale or transfer all or substantially all of our property and assets, is organized and existing under the laws of the United States, any state in the United States or the District of Columbia;

•

the corporation formed by such consolidation or into which we are merged, or the corporation which acquires by lease, sale or transfer all or substantially all of our property and assets, agrees to pay the principal of, and any premium and interest on, the notes and perform and observe all covenants and conditions of the indenture by executing and delivering to the Trustee a supplemental indenture; and

•

immediately after giving effect to such transaction and treating indebtedness for borrowed money which becomes our obligation or an obligation of a Restricted Subsidiary as a result of such transaction as having been incurred by us or such Restricted Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing.

If, upon any such consolidation or merger, or upon any such lease, sale or transfer, any of our Principal Property or any capital stock or indebtedness of any Restricted Subsidiary, owned immediately prior to the transaction, would thereupon become subject to any mortgage, security interest, pledge or lien securing any indebtedness for borrowed money of, or guaranteed by, such other corporation (other than any mortgage, security interest, pledge or lien permitted as described under “—Certain Covenants—Restrictions on Secured Debt” above), we, prior to such consolidation, merger, lease, sale or transfer, will, by executing and delivering to the Trustee a supplemental indenture, secure the due and punctual payment of the principal of, and any premium and interest on, the notes (together with, if we decide, any other indebtedness of, or guaranteed by, us or any Restricted Subsidiary then existing or thereafter created) equally and ratably with (or, at our option, prior to) the indebtedness secured by such mortgage, security interest, pledge or lien.

Reports

We will file with the Trustee, within 15 days after we have filed the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies thereof as the Commission may from time to time by rules and regulations prescribe) which we may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if we are not required to file information, documents or reports under those Sections, then we will file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in those rules and regulations.

Events of Default

With respect to the notes, an “Event of Default” is defined in the indenture as being:

•	a failure to pay interest upon the notes that continues for a period of 30 days after payment is due;

•	a failure to pay the principal or premium, if any, on the notes when due upon maturity, redemption, acceleration or otherwise;

•

a failure to comply with any of our other agreements contained in the indenture applicable to the notes for a period of 90 days after written notice to us of such failure from the Trustee (or to us and the Trustee from the holders of at least 25% of the principal amount of the notes then outstanding);

•

(i) a default occurs under any instrument under which there is outstanding, or by which there may be secured or evidenced, any indebtedness of the Company for money borrowed by the Company (other than non-recourse indebtedness) which results in acceleration of, or non-payment at maturity (after giving effect to any applicable grace period) of, such indebtedness in an amount exceeding $75,000,000, in which case the Company shall immediately give notice to the Trustee of such acceleration or non-payment and (ii) there shall have been a failure to cure such default or to discharge such defaulted indebtedness within ten days after notice thereof to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding; and

•	certain events of bankruptcy, insolvency or reorganization relating to us.

The indenture provides that if there is a continuing Event of Default with respect to the notes (other than an Event of Default regarding certain events of bankruptcy, insolvency or reorganization relating to us), either the Trustee or the holders of at least 25% of the outstanding principal amount of the notes may declare the principal amount of all of the notes to be due and payable immediately. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization relating to us, the principal of and accrued and unpaid interest, if any, on all outstanding notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of outstanding notes. At any time after the Trustee or the holders, as the case may be, declare an acceleration with respect to the notes, but before the applicable Person has obtained a judgment or decree based on such acceleration, the holders of a majority in principal amount of the outstanding notes may, under certain conditions, cancel such acceleration if we have cured all Events of Default (other than the nonpayment of accelerated principal) with respect to such notes or all such Events of Default have been waived as provided in the indenture. For information as to waiver of defaults, see “—Amendment and Waiver.”

The indenture provides that, subject to the duties of the Trustee to act with the required standard of care, if there is a continuing Event of Default, the Trustee need not exercise any of its rights or powers under the indenture at the request or direction of any of the holders of notes, unless such holders have offered to the Trustee reasonable security or indemnity. Subject to such provisions for security or indemnification of the Trustee and certain other conditions, the holders of a majority in principal amount of the outstanding notes of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power the Trustee holds with respect to the notes of that series.

No holder of any note will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture unless:

•	the Trustee has failed to institute such proceeding for 60 days after the holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the notes;

•

the holders of at least 25% in principal amount of the outstanding notes have made a written request, and offered reasonable security or indemnity, to the Trustee to institute such proceeding as Trustee; and

•	the Trustee has not received from the holders of a majority in principal amount of the outstanding notes a direction inconsistent with such request.

However, the holder of any note will have an absolute and unconditional right to receive payment of the principal of, and any premium or interest on, such note on or after the date or dates they are to be paid as expressed in such note and to institute suit for the enforcement of any such payment.

We are required to furnish to the Trustee annually a statement as to the absence of certain defaults under the indenture. The indenture provides that the Trustee need not provide holders of notes notice of any default (other than the nonpayment of principal or any premium or interest) if it considers it in the interest of the holders of notes not to provide such notice.

Amendment and Waiver

We and the Trustee may amend the indenture with the consent of the holders of a majority of the principal amount of the outstanding notes of each series affected by the amendment. However, no such amendment may, without the consent of the holders of all then outstanding notes of the affected series:

•	change the due date of the principal of, or any installment of principal of or interest on, the notes of that series;

•	reduce the principal amount of, or any premium or interest rate on, the notes of that series;

•	change the place or currency of payment of principal of, or any premium or interest on, the notes of that series;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the notes of that series after the due date thereof; or

•

reduce the percentage in principal amount of the notes of that series then outstanding, the consent of whose holders is required for amendment of the indenture, for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

The holders of a majority of the principal amount of the outstanding notes of any series may waive, insofar as that series is concerned, future compliance by us with certain restrictive covenants of the indenture. The holders of at least a majority in principal amount of the outstanding notes of any series may waive any past default under the indenture with respect to that series, except a failure by us to pay the principal of, or any premium or interest on, any notes of that series or a provision that cannot be modified or amended without the consent of the holders of all outstanding notes of the affected series.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee or stockholder of ours will have any liability for any of our obligations under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

Defeasance

Defeasance and Discharge

The indenture provides that we may be discharged from any and all obligations in respect of the notes (except for certain obligations to register the transfer or exchange of notes, to replace stolen, destroyed, lost or mutilated notes, to maintain paying agencies, to compensate and indemnify the Trustee or to furnish the Trustee (if the Trustee is not the registrar) with the names and addresses of holders of notes). We will be so discharged if we irrevocably deposit with the Trustee, in trust, money and/or securities of the United States government in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay each installment of principal of, and any premium and interest on, the notes on the applicable due dates for those payments in accordance with the terms of the notes.

This discharge may occur only if, among other things, we have delivered to the Trustee an opinion of counsel confirming that the holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the discharge had not occurred. That opinion must state that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in any case, in support of that opinion.

Defeasance of Certain Covenants and Certain Events of Default

The indenture provides that, upon compliance with certain conditions:

•

we may omit to comply with the covenants described under “—Certain Covenants—Restrictions on Secured Debt,” “—Certain Covenants—Restrictions on Sale and Lease-Back Transactions” and “—Certain Covenants—Future Guarantors” (all other obligations under the notes will remain in full force and effect); and

•	any omission to comply with those covenants will not constitute an Event of Default with respect to the notes (“covenant defeasance”).

The conditions include:

•

depositing with the Trustee money and/or securities of the United States government in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay each installment of principal of, any premium and interest on the notes on the due dates for those payments in accordance with the terms of the notes; and

•

delivering to the Trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Certain Other Events of Default

If we exercise our option to effect a covenant defeasance with respect to the notes as described above and the notes are thereafter declared due and payable because of an Event of Default (other than an Event of Default caused by failing to comply with the covenants that are defeased), the amount of money and securities we have deposited with the Trustee would be sufficient to pay amounts due on the notes on their respective due dates but may not be sufficient to pay amounts due on the notes at the time of acceleration resulting from such Event of Default. However, we would remain liable for such payments.

Governing Law

The indenture and the notes are governed by the laws of the State of New York.

The Trustee

U.S. Bank National Association is the Trustee under the indenture, and is the syndication agent under our unsecured revolving credit agreement and is also a lender thereunder. The Trustee and its affiliates have engaged, currently are engaged, and may in the future engage in financial or other transactions with FLIR Systems, Inc. and its affiliates in the ordinary course of their respective businesses, subject to the Trust Indenture Act of 1939, as amended.

Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the indenture. If an Event of Default shall have occurred and continues that is known to the Trustee, the Trustee will exercise such of the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles.

“Attributable Debt” is defined in the indenture to mean, in the context of a Sale and Lease-Back Transaction, what we believe in good faith to be the present value, discounted at the interest rate implicit in the lease involved in such Sale and Lease-Back Transaction, of the lessee’s obligation under the lease for rental payments during the remaining term of such lease, as it may be extended. For purposes of this definition, any amounts lessee must pay, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts lessee must pay under the lease contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges are not included in the determination of lessee’s obligations under the lease.

“Commission” means the U.S. Securities and Exchange Commission.

“Consolidated Net Tangible Assets” is defined in the indenture to mean the total amount of assets minus:

•	all applicable reserves;

•

all current liabilities (excluding any liabilities which are by their terms extendible or renewable at the option of the obligor to a time more than 12 months after the time as of which the amount thereof is being computed and excluding current maturities of long-term indebtedness); and

•	all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets,

all as shown in our audited consolidated balance sheet contained in our then most recent annual report to stockholders.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States, any state in the United States or the District of Columbia.

“Event of Default” has the meaning set forth under “—Events of Default.”

“Issue Date” means the date on which the notes are initially issued.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the specified Person.

“Officers’ Certificate” means a certificate signed by the Chairman of the Board, the Chief Executive Officer, the President or any Executive or Senior Vice President, and by the Treasurer, an Assistant Treasurer, the Controller, an Assistant Controller, the Secretary or an Assistant Secretary, of the Company and delivered to the Trustee.

“Person” means any individual, corporation, partnership, limited liability company, joint-stock company, trust, unincorporated organization or any other entity, including any government or any agency or political subdivision thereof.

“Principal Property” is defined in the indenture to mean any plant, warehouse, office building, facility or parcel of real property owned by us or any Restricted Subsidiary which is located within the United States and has a gross book value in excess of 1% of Consolidated Net Tangible Assets at the time of determination, except for any such plant, warehouse, office building, facility or parcel of real property or any portion of such plant, warehouse, office building, facility or parcel of real property which, in the opinion of our board of directors, is not of material importance to the total business conducted by us and our Restricted Subsidiaries taken as a whole.

“Restricted Subsidiary” is defined in the indenture to mean any Subsidiary that has substantially all of its property located in or that conducts substantially all of its business within the United States (other than its territories or possessions and other than Puerto Rico) and that owns a Principal Property; however, any Subsidiary which is principally engaged in financing operations outside the United States or which is principally engaged in leasing or in financing installment receivables will not be considered a Restricted Subsidiary.

“Sale and Lease-Back Transaction” is defined in the indenture to mean the leasing by us or any Restricted Subsidiary of any Principal Property, whether owned at the date of the indenture or acquired after the date of the indenture (except for temporary leases for a term, including any renewal term, of up to three years and except for leases between us and any Restricted Subsidiary or between Restricted Subsidiaries), which property has been or is to be sold or transferred by us or such Restricted Subsidiary to any party with the intention of taking back a lease of such property.

“Subsidiary” of any specified Person is defined in the indenture to mean any corporation, partnership, limited liability company or other entity of which more than 50% of the total voting power of outstanding capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) is at the time owned (and, in the case of a partnership, more than 50% of whose total general partnership interests then outstanding is at the time owned), directly or indirectly, by such Person or other Subsidiaries of such Person or a combination thereof and, in the case of an entity other than a corporation or a partnership, such Person has the power to direct, directly or indirectly, the policies, management and affairs of such entity.

BOOK-ENTRY; DELIVERY AND FORM

The notes initially will be represented by one or more permanent global certificates in definitive, fully registered form (the “Global Notes”). The Global Notes will be deposited upon issuance with The Depository Trust Company, New York, New York (“DTC”) and registered in the name of a nominee of DTC in the form of a global certificate.

The Global Notes

DTC has advised us that, pursuant to procedures established by it, (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with DTC (“participants”) and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Notes will be limited to participants or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture governing the notes. Accordingly, each owner of a beneficial interest in a global security must rely on the procedures of DTC and, if such owner is not a participant, on the procedures of the participant through which it owns its beneficial interest to exercise any rights of a holder of notes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.

Payments of the principal of, premium, if any, and interest (including additional interest) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner of the Global Notes. None of FLIR, the trustee or any paying agent under the indenture governing the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

DTC has advised us that its present practice is, upon receipt of any payment of principal, premium, if any, and interest (including additional interest) on the Global Notes, to credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC. Payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note in accordance with the normal procedures of DTC and with the procedures set forth in the indenture governing the notes.

DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture governing the notes, DTC will exchange the Global Notes for certificated securities, which it will distribute to its participants.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as U.S. and non-U.S. banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”). The Rules applicable to DTC and participants are on file with the SEC.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Clearstream. Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Euroclear. Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear

Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking Commission.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures described herein in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Payments, deliveries, transfers, exchanges, notices and other matters relating to beneficial interests in the Global Notes owned through Euroclear or Clearstream must comply with the rules and procedures of those systems. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, are also subject to DTC’s rules and procedures.

You will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers and other transactions involving any beneficial interests in the Global Notes held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, investors who hold their interests in the Global Notes through Clearstream or Euroclear and wish on a particular day to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Clearstream or Euroclear may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

Certificated Securities

Certificated securities will be issued in exchange for beneficial interests in the Global Notes if (i) DTC (x) notifies us that it is unwilling or unable to continue as depository for the Global Notes or (y) has ceased to be a clearing agency registered under the Exchange Act, and, in either case, we fail to appoint a successor depository within 90 days of such notice or cessation, (ii) we, at our option, notify the Trustee that we have elected to cause the issuance of such certificated securities in exchange for any or all of the notes represented by the Global Notes or (iii) there shall have occurred and be continuing an Event of Default with respect to the notes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes to beneficial owners of the notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, administrative rulings and judicial decisions in effect as of the date of this prospectus supplement, all of which are subject to change at any time. Any such change may be applied retroactively, and may result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary is limited to holders who purchase the notes at the respective prices set forth on the cover of this prospectus supplement upon the initial issuance of the notes and who hold the notes as “capital assets” (within the meaning of Section 1221 of the Code). This summary also does not address the effect of the U.S. federal estate or gift tax laws or the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	real estate investment trusts;

•	regulated investment companies;

•	holders subject to the alternative minimum tax;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	foreign persons or entities (except to the extent specifically set forth below);

•	persons that are S corporations, partnerships or other pass-through entities;

•	former citizens or long-term residents of the United States;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons who hold the notes as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction or integrated transaction; or

•	persons deemed to sell the notes under the constructive sale provisions of the Code.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Consequences to U.S. Holders

The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a U.S. holder of the notes. Certain consequences to “non-U.S. holders” of the notes are described under “Consequences to Non-U.S. Holders” below. “U.S. holder” means a beneficial owner of a note that is:

•	an individual citizen or resident (within the meaning of Section 7701(b) of the Code) of the United States;

•

a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons (within the meaning of the Code) or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership or other entity properly treated as a partnership for U.S. federal income tax purposes is a beneficial owner of a note, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the entity. Such entities and partners in such entities should consult their own tax advisors about the U.S. federal income and other tax consequences of the purchase, ownership and disposition of a note.

Payments of Interest on the Notes

You generally will be required to recognize any stated interest as ordinary income at the time it is paid or accrued on the notes in accordance with your method of accounting for U.S. federal income tax purposes.

Change of Control Premium

In certain circumstances, we may be obligated to pay a change of control premium on the notes (as described above under “Description of the Notes—Offer to Repurchase Upon Change of Control Triggering Event”). This obligation may implicate the provisions of Treasury Regulations relating to “contingent payment debt instruments.” We intend to take the position that the contingency that such payment will be made is “remote” or “incidental” (within the meaning of applicable Treasury Regulations) and therefore that the notes are not subject to the rules governing contingent payment debt instruments. Although not entirely clear, under our position the change of control premium likely will be taxable to a U.S. holder as capital gain rather than ordinary income when received or accrued, according to such U.S. holder’s method of accounting for U.S. federal income tax purposes. If our position were found to be incorrect and the notes were deemed to be contingent payment debt instruments, a U.S. holder might, among other things, be required to treat any gain recognized on the sale or other disposition of a note as ordinary income rather than capital gain and might be required to report the change of control premium as income when it accrues or becomes fixed, even if such U.S. holder is a cash method taxpayer.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Upon the sale, exchange, redemption or other taxable disposition of a note, you generally will recognize capital gain or loss in an amount equal to the difference between (i) the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest not previously included in income, which will be taxable as ordinary interest income in the manner described above) and (ii) your adjusted tax basis in the note. Your adjusted tax basis in a note generally will equal the cost of the note.

Such capital gain or loss will be long-term capital gain or loss if, at the time of such disposition, you have held the note for more than one year. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, will generally be subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

Medicare Tax

For taxable years beginning after December 31, 2012, a 3.8% tax generally will be imposed on a portion or all of the net investment income of certain individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers) and on the undistributed net investment income of certain estates and trusts. For these purposes, “net investment income” generally will include interest (including interest paid with respect to a note), dividends, annuities, royalties, rents, net gain attributable to the disposition of property not held in a trade or business (including net gain from the sale, exchange, redemption or other taxable disposition of a note) and certain other income, but will be reduced by any deductions properly allocable to such income or net gain.

Information Reporting and Backup Withholding

We are required to furnish to the record holders of the notes, other than corporations and other exempt holders, and to the IRS, information with respect to interest paid on the notes.

You may be subject to backup withholding with respect to interest paid on the notes or with respect to proceeds received from a disposition of the notes. You will be subject to backup withholding if you are not otherwise exempt and you (i) fail to furnish your taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number; (ii) furnish an incorrect TIN; (iii) have become subject to backup withholding because you have failed to properly report payments of interest or dividends; or (iv) fail to make certain required certifications. Backup withholding is not an additional tax. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information and tax returns are furnished to the IRS in a timely manner.

Consequences to Non-U.S. Holders

The following is a summary of certain material U.S. federal income tax consequences that will generally apply to you if you are a non-U.S. holder of a note. A “non-U.S. holder” is a beneficial owner of a note who is not a U.S. holder and is not a partnership or other entity treated as a partnership for U.S. federal income tax purposes.

Payments of Interest on the Notes

Interest paid on a note to you will not be subject to U.S. federal withholding tax at a rate of 30% provided that:

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code;

•	you are not a controlled foreign corporation that is related to us through actual or constructive stock ownership;

•	you are not a bank that receives such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•

you provide the paying agent with a properly completed IRS Form W-8BEN (or other applicable form), or you hold your note through certain foreign intermediaries and satisfy the certification requirements of applicable Treasury Regulations (special certification and other rules apply to certain non-U.S. holders that are entities).

Even if you do not satisfy these conditions, you may qualify for a reduced withholding tax rate or an exemption from withholding tax pursuant to an applicable tax treaty between the United States and your country of residence. To claim such a reduction or exemption, you must provide the paying agent with a properly completed IRS Form W-8BEN. You will also be exempt from withholding tax if the interest you receive is effectively connected with your conduct of a U.S. trade or business and you provide the paying agent with a properly completed IRS Form W-8ECI.

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business, you will be exempt from withholding tax (provided you comply with the certification requirements discussed above), but you will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if you were a U.S. holder, unless an applicable income tax treaty provides otherwise. In addition, if you are a foreign corporation, you may also be subject to a branch profits tax of 30% on interest included in your effectively connected earnings and profits, unless an applicable tax treaty provides otherwise.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

Any gain realized on the sale, exchange, redemption or other taxable disposition of a note generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States, in which case you will be subject to tax generally in the same manner as if you were a U.S. holder, and if you are a foreign corporation the branch profits tax described above may also apply (unless, in either case, an applicable tax treaty provides otherwise), or

•

you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, in which case you will be subject to a 30% U.S. federal income tax on gain (reduced by certain capital losses) unless an applicable tax treaty provides otherwise.

Information Reporting and Backup Withholding

The amount of interest paid to you, and the amount of any tax withheld with respect to such interest, must be reported annually to the IRS and you. Copies of the information returns reporting the amount of such interest and the amount of any tax withheld may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest on a note provided that we do not have actual knowledge or reason to know that you are a U.S. person and the certification requirements described in the last bullet point under “—Payments of Interest on the Notes” have been met, or you otherwise establish an exemption.

In addition, you generally will not be subject to information reporting and backup withholding with respect to the proceeds of the sale or other disposition (including a redemption or retirement) of a note within the U.S. or conducted through certain U.S.-related financial intermediaries, provided that the certification requirements above have been met and the payor does not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, or you otherwise establish an exemption.

You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information and tax returns are furnished to the IRS in a timely manner.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
Barclays Capital Inc.

Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of     % of the principal amount of the notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $             and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes in any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our results of operations and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

We have agreed that we will not, from the date of this prospectus supplement until the closing date of the offering, without first obtaining the prior written consent of the representatives of the underwriters, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is the administrative agent under our unsecured revolving credit agreement and also a lender thereunder, and affiliates of other underwriters may also be lenders under our credit agreement.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) no offer of notes may be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Sidley Austin LLP, Chicago, Illinois. Certain legal matters will be passed upon for the underwriters by Shearman & Sterling LLP, San Francisco, California.

EXPERTS

The consolidated financial statements of FLIR Systems, Inc. and subsidiaries as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

FLIR SYSTEMS, INC.

Debt Securities

We may offer and sell our debt securities from time to time in one or more offerings. This prospectus provides you with a general description of the debt securities that we may offer.

We will provide specific terms of debt securities we offer, and the manner in which they are being offered, in supplements to this prospectus, which we refer to as “prospectus supplements.” You should read this prospectus, the documents incorporated and deemed to be incorporated by reference herein, the applicable prospectus supplement and any related free writing prospectus carefully before you invest.

We may offer and sell debt securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on an immediate, continuous or delayed basis. If any underwriters, dealers or agents are involved in the sale of any of the securities offered by this prospectus, their names, and any applicable purchase price, fee, commission or discount arrangement between us and them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. None of the debt securities offered by this prospectus may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.

Investing in our debt securities involves significant risk. You should review carefully the risks described in the “Risk Factors” section of this prospectus and in similar sections in our filings with the Securities and Exchange Commission that are incorporated or deemed to be incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 15, 2011.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). Under this shelf registration statement, we may sell one or more series of our debt securities from time to time in one or more offerings. Each time we sell debt securities, we will provide you with a supplement to this prospectus containing specific information about the terms of that offering and the debt securities being offered. Each prospectus supplement may also add, update or change information contained in this prospectus or any document incorporated or deemed to be incorporated by reference herein and, accordingly, any statement in this prospectus or in any document incorporated or deemed to be incorporated by reference herein will be deemed modified or superseded to the extent that any statement contained in the applicable prospectus supplement modifies or supersedes that statement. We urge you to read carefully this prospectus, the applicable prospectus supplement and any related free writing prospectus, together with the documents incorporated and deemed to be incorporated by reference in this prospectus as described under the heading “Where You Can Find More Information,” before deciding whether to invest in any of the debt securities being offered.

The distribution of this prospectus, the applicable prospectus supplement and any related free writing prospectus and the offering of the debt securities in certain jurisdictions may be restricted by law. No action has been or will be taken by us or by any underwriter, agent or dealer involved in the distribution of the debt securities that would permit a public offering of the debt securities or the possession or distribution of this prospectus or any related prospectus supplement or free writing prospectus in any jurisdiction where action for that purpose is required, other than the United States. Neither this prospectus nor any applicable prospectus supplement or related free writing prospectus constitutes, and none of the foregoing may be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should rely only on the information contained or incorporated by reference in this prospectus, the applicable prospectus supplement and any related free writing prospectus. We have not authorized any person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus, the applicable prospectus supplement and any related free writing prospectus, and the documents incorporated and deemed to be incorporated by reference herein and therein, the applicable prospectus supplement and any related free writing prospectus are accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless we otherwise specify or the context indicates otherwise, references in this prospectus or in any accompanying prospectus supplement to “FLIR,” the “Company,” “we,” “us,” “our” or similar terms refer to FLIR Systems, Inc. and all of its consolidated subsidiaries.

THE COMPANY

FLIR is a world leader in sensor systems that enhance perception and awareness. We were founded in 1978 to empower people with the ability to see at night using infrared technology and have since become a premier designer, manufacturer, and marketer of thermal imaging systems. Our advanced sensors and integrated sensor systems enable the gathering and analysis of critical information through a wide variety of applications in commercial, industrial, and government markets worldwide.

FLIR Systems, Inc. is an Oregon corporation and was incorporated in 1978. Our headquarters is located at 27700 SW Parkway Avenue, Wilsonville, Oregon 97070-8238, and the telephone number at this location is (503) 498-3547. Information about us is available on our website at www.flir.com. The information contained in, or that can be accessed through, our website is not part of this prospectus, any applicable prospectus supplement or free writing prospectus, or the documents incorporated or deemed to be incorporated by reference herein or therein.

RISK FACTORS

Investing in our debt securities involves significant risk. Before making a decision to invest in any of our debt securities, you should consider carefully the risk factors set forth in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus and may be obtained as described under “Where You Can Find More Information,” and any risk factors that may be set forth in the applicable prospectus supplement and any related free writing prospectus, as well as the other information contained and incorporated by reference in this prospectus, the applicable prospectus supplement and any related free writing prospectus. Each of these risks could have a material adverse effect on our business, results of operations and financial condition and the occurrence of any of these risks might cause you to lose all or part of your investment in our debt securities. These risks are not the only ones we face. Unforeseen risks could arise and problems or issues that we now view as minor could become more significant. If we are unable to adequately respond to these risks and uncertainties, our business, financial condition and results of operations would be materially adversely affected.

FORWARD-LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement and any related free writing prospectus and portions of the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on management’s current expectations, estimates, projections and assumptions about our business. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “sees,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors. You should pay particular attention to the risk factors and cautionary statements referenced in the sections entitled “Risk Factors” in this prospectus, any applicable prospectus supplement and in our most recent Annual Report on Form 10-K and in our subsequent Quarterly Reports on Form 10-Q incorporated by reference in this prospectus. Other risks, uncertainties and factors that might cause or contribute to such differences include, but are not limited to, those discussed elsewhere in our most recent Annual Report on Form 10-K, our subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K incorporated and deemed to be incorporated by reference in this prospectus.

Given these risks, uncertainties and other factors, many of which are beyond our control, you should not place undue reliance on these forward-looking statements. Such forward-looking statements speak only as of the date of this prospectus, any applicable prospectus supplement or any related free writing prospectus, as applicable, or, in the case of any document incorporated by reference, the date of that document, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made. If we update or correct one or more forward-looking statements, investors and others should not conclude that we will make additional updates or corrections with respect to other forward-looking statements.

USE OF PROCEEDS

We expect to use the net proceeds from the sales of debt securities as set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. For purposes of determining the ratio of earnings to fixed charges, “earnings” consist of earnings from continuing operations before income taxes plus fixed charges. “Fixed charges” consist of interest expense and our estimate of an appropriate portion of rentals representative of the interest factor. The estimate of interest within rental expense is estimated to be twenty percent of rental expense.

	Six Months Ended June 30, 2011	Year Ended December 31,
		2010	2009	2008	2007	2006
Ratio of earnings to fixed charges	82.0x	66.3x	39.2x	18.6x	11.9x	9.4x

LEGAL MATTERS

Sidley Austin LLP, Chicago, Illinois, will pass upon the validity of the debt securities being offered by us.

EXPERTS

The consolidated financial statements of FLIR Systems, Inc. and subsidiaries as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the SEC on a regular basis. You may read and copy any document we file at the SEC’s public reference room, 100 F Street N.E., Room 1580, Washington, D.C. 20549. Further information on the operation of the SEC’s public reference room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is http://www.sec.gov. Our SEC filings are also available from our website at http://www.flir.com. Information on our website is not part of this prospectus, any accompanying prospectus supplement or any related free writing prospectus.

This prospectus constitutes part of a registration statement filed under the Securities Act of 1933. As permitted by the SEC’s rules, this prospectus omits information and exhibits included in the registration statement. For further information about us and the debt securities, you should read the registration statement and the exhibits thereto. You may read and copy those documents as described above. Statements contained in this prospectus or any applicable prospectus supplement as to the contents of any contract or other document are not complete and in each instance we refer you to the copy of the contract or document filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part or to a document incorporated or deemed to be incorporated by reference in this prospectus, and each such statement is qualified in all respects by such reference.

Documents Incorporated by Reference

We have “incorporated by reference” in this prospectus certain documents that we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. This information incorporated by reference is a part of this prospectus, unless we provide you with different information or the information is modified or superseded by a subsequently filed document. Any information referred to in this way is considered part of this prospectus from the date we file that document.

Any reports filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the completion of the offering of the debt securities (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules) will be deemed to be incorporated by reference into this prospectus and will automatically update, where applicable, and, to the extent inconsistent, supersede any information contained in this prospectus or any applicable prospectus supplement or incorporated by reference herein or therein.

This prospectus incorporates the documents listed below that we have previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules). These documents contain important information about us, our business and our financial condition.

FLIR SEC Filings	Period or Date Filed
Annual Report on Form 10-K	For the year ended December 31, 2010

Quarterly Reports on Form 10-Q	For the quarters ended March 31, 2011 and June 30, 2011

Current Reports on Form 8-K	Filed February 14, 2011, May 5, 2011, May 20, 2011 and August 12, 2011

You can obtain any of the documents incorporated by reference in this prospectus from us or from the SEC through the SEC’s website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless we specifically incorporated by reference the exhibit in this prospectus. You can obtain these documents from us by requesting them in writing, by telephone or via the Internet at the following address, number or website:

FLIR Systems, Inc.

Attn: Investor Relations

27700 SW Parkway Avenue

Wilsonville, Oregon 97070

Telephone: (503) 498-3547

http://www.flir.com

The information contained on or that can be accessed through our website is not a part of this prospectus, any prospectus supplement or any related free writing prospectus, or any document incorporated or deemed to be incorporated by reference herein or therein.

$

FLIR Systems, Inc.

    % Notes due 2016

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

Barclays Capital

                    , 2011